Vonage Announces Occurrence of Fundamental Change and Make-Whole Fundamental Change with respect to its 1.75% Convertible Senior Notes due 2024
HOLMDEL, N.J. (July 21, 2022) — Vonage, a global leader in cloud communications helping businesses accelerate their digital transformation, announced today that each of its acquisition by Ericsson (Nasdaq: ERIC) and the related delisting of its common stock from the Nasdaq Global Select Market, which have occurred effective July 21, 2022 (the “Effective Date”), constitute a “Fundamental Change” and a “Make-Whole Fundamental Change” as defined under the indenture dated June 14, 2019, as supplemented (the “Indenture”), governing Vonage’s 1.75% Convertible Senior Notes due 2024 (the “Notes”).

Vonage has designated the Fundamental Change Repurchase Date (as defined in the Indenture) as August 19, 2022. At any time prior to the close of business on the business day immediately preceding the Fundamental Change Repurchase Date, holders of the Notes may elect to require Vonage to purchase all or any portion of such holder’s Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. In addition, holders of the Notes have the right to elect to convert their Notes into an amount of cash equal to $1,343.81 for each $1,000 principal amount of Notes surrendered for conversion at any time during the period that begins on, and includes, the Effective Date and ends on, and includes, the business day immediately preceding the Fundamental Change Repurchase Date.

This press release does not purport to be complete and is subject and qualified in its entirety by reference to the full text of the notice, dated the Effective Date, provided to holders of the Notes, which provides more detailed information regarding the procedures for tendering Notes for repurchase or surrendering Notes for conversion.

About Vonage

Vonage, a global cloud communications leader, helps businesses accelerate their digital transformation. Vonage's Communications Platform is fully programmable and allows for the integration of Video, Voice, Chat, Messaging, AI and Verification into existing products, workflows and systems. The Vonage conversational commerce application enables businesses to create AI-powered omnichannel experiences that boost sales and increase customer satisfaction. Vonage's fully programmable unified communications, contact center and conversational commerce applications are built from the Vonage platform and enable companies to transform how they communicate and operate from the office or remotely - providing the flexibility required to create meaningful engagements.

Vonage is headquartered in New Jersey, with offices throughout the United States, Europe, Israel and Asia and is a wholly-owned subsidiary of Ericsson. To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to facebook.com/vonage. To subscribe on YouTube, visit youtube.com/vonage.

Media Contact:
Jo Ann Tizzano
732-365-1363
joann.tizzano@vonage.com

Investor Contact:
Monica Gould

+1 (212) 871-3927
ir@vonage.com